                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31726

                                   PROSPECTUS

                               MSI HOLDINGS, INC.
                        20,551,793 SHARES OF COMMON STOCK

         The shares of our common stock covered by this prospectus are offered by the shareholders listed under "Selling Shareholders" beginning on page 9. We will not receive any of the proceeds from this offering.

         In addition to the shares covered by this prospectus, we have registered or are in the process of registering an additional 13,148,720 shares of our common stock. These additional shares are being offered for sale contemporaneously with the shares covered by this prospectus.

         The information in this document is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

         Our common stock recently has been approved for listing on the Nasdaq Stock Market under the trading symbol APRN. Before this approval, our common stock traded on the Over-the-Counter Bulletin Board under the trading symbol MSIA.

                         -----------------------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

                  The date of this prospectus is July 14, 2000

         Additional information is incorporated in this prospectus by reference to our reports filed with the SEC. The additional information includes our financial statements for the year ended March 31, 2000. Please refer to "Where You Can Find More Information" on page 19 for instructions on obtaining copies of our filed reports. You are urged to read this prospectus and our SEC reports in their entirety. All references to the "MSI," "we," "us," and "our," mean MSI Holdings, Inc., and its subsidiaries.

                                  RISK FACTORS

         You should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus.

RISKS RELATED TO OUR BUSINESS

         OUR FORECASTS ARE BASED ON AN UNPROVEN BUSINESS MODEL. IF OUR MODEL'S ASSUMPTIONS ARE NOT ACCURATE WE MAY FAIL TO GENERATE PROFITS AND MAY CONTINUE TO RECOGNIZE LOSSES.

         The success of our business model depends on developing a market for unproven products and services. We generate revenues by providing customers with bandwidth and related services, relatively new products and services. Our success relies on our products and services achieving wide acceptance in the market at competitive prices. Because of the relative novelty of our products and services, our business model is based on limited and uncertain information about future demand and costs. As a result, we may not generate revenues at the expected levels or control expenses. If our earnings are lower than anticipated, we may disappoint investors, which could cause our stock price to decline.

         YOU HAVE LIMITED INFORMATION ON WHICH TO EVALUATE US. OUR FUTURE RESULTS MAY VARY SIGNIFICANTLY FROM OUR PAST PERFORMANCE.

         Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.

         WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUING LOSSES. AS A SHAREHOLDER, YOUR INVESTMENT MAY BE LOST IF WE FAIL TO BECOME PROFITABLE.

         To date, we have had limited revenues and have not shown a profit in our operations. As of March 31, 2000, our accumulated deficit was approximately $46.0 million. Approximately $33.1 million of the deficit relates to losses from operations. The remaining $12.9 million of deficit relates to losses incurred due to discounts recorded on issuances and conversions of common and preferred stock. We cannot predict when profitability might be achieved, if at all. If we are able to become profitable, we may not be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.

         WE MAY BE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS. THESE BUILD OUTS MAY COST MORE THAN BUDGETED AND NOT GENERATE REVENUES AS QUICKLY AS ANTICIPATED.

         We are planning to build out up to 15 new data centers across a wide range of geographic regions. The build out of data centers is a key element of our business strategy. Each data center takes approximately 30 to 90 days to complete. Any delay in the build out of new data centers would significantly harm our expansion plans. Many of the risks associated with significant expansion projects are beyond our control and could delay the build out of additional data centers. These risks include cost estimation errors or overruns, equipment and material delays or shortages, and the inability to obtain necessary permits on a timely basis, if at all.

         IF OUR NEW DATA CENTERS EXCEED OUR MANAGERIAL AND CAPITAL RESOURCES, OUR CUSTOMER SERVICE MAY SUFFER, CAUSING US TO LOSE CUSTOMERS.

         If completed, new data centers will result in substantial new operating expenses and managerial burdens. Moreover, a failure to institute adequate financial and managerial controls, reporting systems and procedures for multiple facilities would significantly harm our operations. Failure to manage the data centers' increased expenses and managerial burdens could interrupt operations causing us to lose customers.

         WE HAVE HAD RECENT CHANGES IN MANAGEMENT. OUR CURRENT MANAGEMENT MAY BE UNABLE TO LEAD US INTO PROFITABILITY.

         Several members of our calendar year 1999 management team are no longer with us. We are continuing to build a new management team. This team has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability.

         WE WILL BE UNABLE TO COMPETE EFFECTIVELY IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future success depends on highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We face intense competition for qualified personnel in software development, network engineering and product management. If we are unable to attract and retain qualified personnel, our ability to compete will be compromised.

         OUR POSSIBLE EXPOSURE TO INFRINGEMENT CLAIMS MAY CAUSE UNEXPECTED LEGAL EXPENSES AND DIVERT MANAGEMENT RESOURCES.

         Our management personnel were previously employees of other telecommunications companies. Our management personnel may have had contracts with the prior companies. In many cases, these individuals conduct activities for us in areas similar to those in which they were involved before joining us. As a result, our employees or we could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. These claims may distract our management and employees from their duties and require reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to use technology we need to conduct our business. Liability and defense costs under these claims could increase our expenses and adversely affect our ability to compete.

         OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CANNOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.

         We have entered into several alliance and contractual agreements to utilize third parties' infrastructures and networks for our products and services. We are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace our relationships with our suppliers, we will be unable to provide the current level of services to our customers. Our failure to consistently provide our current levels of service could result in a reduction of our client base and sales volume.

         SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE CUSTOMERS.

         Our target market is particularly sensitive to service failures. Service failures may reduce or terminate the services we supply to our customers. Any reduction or termination of our services could cause our customers to switch their business to our competitors and may hinder our ability to obtain new customers. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage and vandalism. Moreover, we do not have a disaster recovery plan, carry any business interruption insurance or have any secondary off-site systems.

RISKS RELATED TO OUR INDUSTRY

         OUR GROWTH AND PERFORMANCE MAY BE HINDERED IF THE INTERNET USE FAILS TO INCREASE AS PREDICTED.

         Demand for our services could be reduced if the market for business-related Internet solutions fails to develop further. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use. These issues are particularly critical in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for our products and services is rapidly evolving. Our market is also intensely competitive, partly due to relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than us. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition in our industry and our comparatively limited resources, we may not be able to compete effectively.

         OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         We operate in an environment of unstable and evolving laws and regulations. Changes in applicable laws or regulations could impact our operations and impact our costs, service requirements and the scope of competition. Incumbent local carriers are likely to pursue efforts to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. The likely means to affect the laws include litigation in courts, administrative proceedings with the Federal Communications Commission and state telecommunications regulators and lobbying the U.S. Congress. We may choose to expend significant resources to participate in regulatory proceedings at the federal or state level. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations. Despite our possible expenditures, we cannot assure any favorable results.

         DEMAND FOR OUR PRODUCTS AND OUR PROJECTED INCOME WILL FAIL TO MEET EXPECTATIONS IF DIGITAL SUBSCRIBER LINE SERVICES ARE NOT ACCEPTED BY BUSINESSES AT PROFITABLE PRICES

         The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream may not achieve our expectations. We cannot accurately predict the rate at which this market will grow or whether new or increased competition will result in market saturation. If demand for our products and services does not meet expectations, our revenues may be lower than anticipated.

         INTERNET SECURITY CONCERNS MAY HINDER THE DEVELOPMENT OF ELECTRONIC COMMERCE AND DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. If any well-publicized compromise of security occurs, Internet usage and the demand for our services could decline.

RISKS RELATED TO THE OFFERING

         OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD PREVENT A THIRD PARTY FROM BUYING MSI. AS A SHAREHOLDER, YOU MAY BE PREVENTED FROM CONSIDERING A THIRD PARTY'S OFFER.

         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of MSI, even if a change in control would be beneficial to shareholders. Our articles of incorporation allow our board of directors to issue preferred stock with terms set by the board of directors and without shareholder approval. The preferred stock could be issued quickly with terms that delay or prevent a change in control or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

         In addition, if we successfully reincorporate from Utah to Delaware, our new articles of incorporation and bylaws will contain additional antitakeover provisions. Please see our preliminary proxy statement, filed with the Securities and Exchange Commission on June 9, 2000, file number 000-08164.

         WE HAVE A LIMITED MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS VOLATILE, WHICH MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES.

         The market prices of Internet-related stocks tend to be more volatile than the market as a whole. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. There can be no assurance that an active trading market will develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, as well as affect your ability to sell your shares.

         AS AN INCREASING AMOUNT OF OUR COMMON STOCK BECOMES ELIGIBLE FOR SALE, THE MARKET PRICE FOR YOUR SHARES MAY DECREASE.

         Sales in the public market of substantial amounts of common stock or the perception that substantial sales may occur could materially and adversely affect the market price of our common stock. These sales or perceptions could also limit our ability to raise capital through an offering of equity securities. An increasing number of shares eligible for sale may decrease the price of our common stock. The adverse affect on the market price of our common stock may occur even if the results of our operations are positive. As of March 31, 2000, we had 36,502,875 shares of common stock outstanding. The following table illustrates the shares of common stock eligible for future sale if all outstanding warrants and options were exercised.

                                                      Fully Diluted            %
                                                      -------------          -----
Total shares                                            44,826,429           100.0
Eligible for future sale                                36,134,718            80.6
Subject to Rule 144 restrictions                         8,691,711            19.4

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         Any statement in this prospectus, other than a statement of historical fact, may be a forward-looking statement. You can generally identify forward-looking statements by looking for words like may, will, expect, intend, estimate, anticipate, believe or continue. Variations on those or similar words, or the negatives of those or similar words, also may indicate forward-looking statements.

         This prospectus and the documents incorporated by reference contain forward-looking statements. Although we believe that the expectations reflected in this prospectus are reasonable, we cannot assure you that our expectations will be correct. Our actual results may differ significantly from the results discussed in the forward-looking statements. This prospectus includes a discussion entitled "Risk Factors," discussing important factors that could cause our actual results to differ materially from our expectations. These risk factors are further discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB/A and in our Form 8-K dated February 17, 2000.

         If our expectations change, or if new events, conditions or circumstances arise, we are not required to, and may not, update or revise any forward-looking statement in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock sold in this offering.

                                 REINCORPORATION

         We have filed a preliminary proxy statement with the SEC to permit us to seek shareholder approval of our reincorporation from Utah to Delaware. As part of the reincorporation, we will adopt a new certificate of incorporation and new bylaws. For further details, please see our preliminary proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on June 9, 2000, file number 000-08164.

                              SELLING SHAREHOLDERS

         The following table lists the owners of the common stock to be included in this registration statement. The table assumes exercise and conversion of all outstanding warrants and options covered by the shares contained in this registration statement. The percentages were based on an aggregate of 36,502,875 shares of common stock outstanding as of March 31, 2000. The absence of an entry indicates the shares amount to less than one percent of our fully diluted common stock.


                                                     RELATION          TOTAL
               NAME                                   TO US            SHARES         PERCENT
               ----                                  --------         ---------       -------
ACM Strategic Investment                                                224,200
ACM Technology Hedge Fund                                               135,100
Acorn USA                                                               350,000
AIG Soundshore Opportunity Holding Fund Ltd.                             35,750
AIG Soundshore Holdings Ltd.                                            111,125
AIG Soundshore Strategic Holding Fund Ltd.                               19,792
AIM VI Capital Development Fund                                           8,612
AIM Capital Development Fund                                            824,712          2.26%
Alliance Technology Partners, LP                                         40,700
Ardsley Institutional Fund, L.P.                                        175,000
Ardsley Partners Fund I, L.P.                                           165,000
Ardsley Partners Fund II, L.P.                                          235,000
Ardsley Offshore Fund Ltd.                                              275,000
Bald Eagle Fund, Ltd                                                     29,900
Barnstorm & Co.                                                          54,000
Bricoleur Partners, LP                                                  254,000
C.E. Unterberg, Towbin Capital Partners I, L.P.                          74,990
Cascade Capital Partners, LP                                            585,000          1.60%
Coutts & Co.                                                              6,900
Dorado Capital Partners LP                                              100,000
Endeavor Asset Management, L.P.                                         166,667
Finwell & Co.                                                           166,000
Firestar Trust Co.                                                      166,667
Gerlach & Co.                                                            13,000
Gryphon Offshore Fund                                                   114,000

                                                     RELATION          TOTAL
               NAME                                   TO US            SHARES         PERCENT
               ----                                  --------         ---------       -------
Guilder Gagnon Howe & Co. LLC                                           166,667
Hammerhead & Co.                                                         80,000
HH Managed Account 1, Ltd.                                              150,000
Irvine Capital Partners, L.P.                                           100,000
Irvine Capital Partners II, L.P.                                         16,670
J.I.B. Associates, Ltd.                                                  46,000
Job & Company,  LP                                                       51,000
Kahn Capital Partners LP                                                350,000
Kensington Partners II L.P.                                               7,667
Kensington Partners L.P.                                                129,100
Kimberlite Partners L.P.                                                 33,333
Landwatch & Co.                                                         172,000
Libra Offshore Fund Ltd.                                                 33,333
Libra Fund, LP                                                          133,334
MAS Funds Small Cap Value Portfolio                                     628,900          1.72%
MSDW SICAV Global Small Cap Equity Fund                                   9,600
MSDW SICAV Small Cap Value Equity Fund                                   41,500
Pantheon Partners L.P.                                                  133,334
Pitt & Co.                                                               95,000
Shottenfeld Assoc. LP                                                   250,000
SunAmerica Inc.                                                         333,334
Tarp & Co.                                                               60,000
Tiedemann Investment Group                                              166,667
TSG Financial Limited Partnership                                       336,198
UT Capital Partners International, LDC                                   33,340
UT Technology Partners, LDC                                             133,330
Van Kampen American Value Fund                                          563,100          1.54%
Wanger US Small Cap Advisor                                             350,000
Westcoast & Co.                                                         235,000
Westcore Small Cap Growth Fund                                          166,667
Zeke, LP                                                                166,667

                                                     RELATION          TOTAL
               NAME                                   TO US            SHARES         PERCENT
               ----                                  --------         ---------       -------
C. J. and Florence Adams                                                    100
Gerald and Gay Adams                                                        500
Mark and Patricia Adams                                                     250
Michael E. Austin                                    Consultant           2,000
Larry Awalt                                          Employee             1,500
Dr. Clifton Barnhart                                                     15,000
Roy Barrientes                                       Employee             1,000
Emma Barrientos                                      Employee             1,000
Rainer Bischoff                                                           2,388
Shane Black                                          Employee               500
Sandra Boesch                                        Employee             3,000
Lauro Bustamante                                     Employee             1,500
Scott Cannon                                         Employee             1,000
Peter Cantu                                          Employee             1,000
Blandina Cardenas                                    Director             5,000
Ernesto Chavarria                                    Director            75,000
Michael A. Chavez                                    Employee             8,000
Susan Cloutier                                       Employee             1,500
Crumble, Ltd. S.A.                                                      800,000          2.19%
Charles W. and Priscilla L. Cupp                                          2,500
Christina DeLeon                                     Employee               750
Mary Dietze                                                               5,000
Cornelius Dornier                                                       150,000
David Dornier                                                            30,000
Gabriele Dornier                                                        150,863
Matthia Dornier                                                         100,576
Silvius Dornier                                                         380,000          1.04%
Herman Ebel                                                             191,094
Neil Edwards                                         Employee             3,500
Entrepreneurial Investors, Ltd.                                       5,843,582         16.00%
Equity Services, Ltd.                                                    82,529

                                                     RELATION          TOTAL
               NAME                                   TO US            SHARES         PERCENT
               ----                                  --------         ---------       -------
Matt Evans                                           Employee             8,000
Donna Gandy                                          Consultant           1,500
Jim Haren                                            Employee             1,500
Helmut Heinzel                                                           80,576
Thomas Heinzel                                                           70,576
Abel Herrerra                                        Employee               100
Duffy Hobbs                                          Employee               800
Stephen J. Hoelscher                                 Employee            12,700
Michael Jahr                                                             60,576
Fred Kettrick                                                             1,330
Steve Laird                                          Employee             1,000
Robert Loera                                         Employee             5,000
Maria Lopez                                          Employee             1,000
Marie Louissaint                                     Consultant           2,000
Mary K. Marlatt                                      Employee             3,500
Jesus Martines                                       Employee             1,000
Ricardo Martinez                                     Employee               500
Norm Mendeke                                                              3,000
Jaime Munoz                                          Former Officer       4,500
Lisa Nieri                                           Employee             4,500
David Painter                                        Employee             1,500
Stephen Pampush                                                          10,058
Beula Mae Pearce                                                          2,500
Jim Pearce                                                                3,000
Luana Pearce, Trustee of Luana Pearce Trust                              15,000
Peninsular Corp.                                                         50,288
Pinecrest Associates, Inc. (1)                                          418,020          1.14%
Dave Pistorius                                                            7,000
Richard Ray                                          Employee             2,500
Joseph Rodrigues                                     Employee             2,500
Nydia Rojas                                          Employee             1,000

                                                     RELATION          TOTAL
               NAME                                   TO US            SHARES         PERCENT
               ----                                  --------         ---------       -------
Paul Samaripa                                        Employee             6,000
Beatrice Schaefer                                                       104,144
Heinz Schmitz                                                            85,076
Fred Shelton                                                              1,500
Tamara Shiplet                                       Employee             2,500
Iona Smith                                           Employee             1,000
John Stockton                                                             3,500
Floyd Tate                                                                    3
Trisha Truong                                        Employee             3,000
Ventura Investments, Ltd.                                               800,000          2.19%
Vesta Holdings, S.A.                                                    800,000          2.19%
Todd Wagner                                          Employee             2,000
Peter Widenmann                                                          10,058
Heinz C. Winzeler                                                       590,000          1.61%
Linda Wolf                                           Employee               500
Dick Young                                           Employee             2,000

                                                                     ----------
TOTAL                                                                20,551,793
                                                                     ----------


(1) This number consists of 120,000 shares of common stock and 298,020 shares of common stock issuable upon the exercise of options.

         The following summarizes who has voting and investment control over the shares held by several of the selling shareholders. The shareholder is named in a heading followed by an explanation of who has either sole or shared voting and investment control over the shares.

ACM STRATEGIC INVESTMENT
ACM TECHNOLOGY HEDGE FUND
ALLIANCE TECHNOLOGY PARTNERS, L.P.

         Gerald Malone and Peter Anastos have shared voting and investment control over the shares held by these shareholders.

ACORN USA
WANGER U.S. SMALL CAP ADVISOR

         Wanger Asset Management, L.P. has voting and investment control over the shares held by these shareholders.

AIG SOUNDSHORE HOLDINGS, LTD.
AIG SOUNDSHORE OPPORTUNITY HOLDING FUND LTD.
AIG SOUNDSHORE STRATEGIC HOLDING FUND LTD.

         AIG International Management Company, Inc. is the investment manager of these shareholders. AIG International Management Company, Inc. delegated its portfolio management services to Basso Securities Ltd. Howard I. Fischer, president of Basso Securities, Ltd., has voting and investment control over the shares held by these shareholders.

AIM VI CAPITAL DEVELOPMENT FUND
AIM CAPITAL DEVELOPMENT FUND

         AIM VI Capital Development Fund and AIM Capital Development Fund are mutual funds and public reporting companies.

ARDSLEY OFFSHORE FUND, LTD.
ARDSLEY PARTNERS FUND I, L.P.
ARDSLEY PARTNERS FUND II, L.P.
ARDSLEY INSTITUTIONAL FUND, L.P.
HH MANAGED ACCOUNT 1, LTD.

         Philip J. Hempleman has voting and investment control over the shares held by these shareholders. Philip J. Hempleman is managing general partner of Ardsley Advisory Partners, the investment advisor for these shareholders.

KENSINGTON PARTNERS, L.P.
KENSINGTON PARTNERS L.P.
KENSINGTON PARTNERS II, L.P.
BALD EAGLE FUND LTD.

         Grainne M. Coen and Richard J. Keim, partners of Kensington Partners, L.P., the investment advisor for these shareholders, have shared voting and investment control over their shares.

BRICOLEUR PARTNERS, L.P.
J.I.B. ASSOCIATES, LTD.

         Bricoleur Capital Management, LLC owns these shareholders. Bob Poole, Dain Winsatt, and Rick Hornbuckle, partners of Bricoleur Capital Management, LLC, have shared voting and investment control over the shares held by these shareholders.

C.E. UNTERBERG TOWBIN CAPITAL PARTNERS I, L.P.

         UTCM LLC, the general partner of C.E. Unterberg Towbin Capital Partners I, L.P., has voting and investment control over its shares.

CASCADE CAPITAL PARTNERS, LP
GRYPHON OFFSHORE FUND
JOB & COMPANY LP

         Joseph E. Sweeney, III, manager of Gryphon Capital Management, LLC, has voting and investment control over the shares held by these shareholders. Gryphon Capital Management, LLC is:

         o        the general partner of Cascade Capital Partners, LP,
         o        the director of Gryphon Offshore Fund, and
         o        the investment manager of Job & Company LP.

MAS FUNDS SMALL CAP VALUE PORTFOLIO
VAN KAMPEN AMERICAN VALUE FUND
MSDW SICAV SMALL CAP VALUE EQUITY FUND
MSDW SICAV GLOBAL SMALL CAP EQUITY FUND
COUTTS & CO.

         Miller Anderson & Sherrerd, LLP, is the investment manager for these shareholders. Gary G. Schlarbaum, a managing partner of Miller Anderson & Sherrerd, LLP, has voting and investment control over their shares.

DORADO CAPITAL PARTNERS, L.P.

         Gregory D. Parise, the general partner of Dorado Capital Partners, LP, has voting and investment control over its shares.

ENDEAVOR ASSET MANAGEMENT, L.P.

         Patrick Tully, Mark Fain and Chad Comiteau have shared voting and investment control over the shares held by Endeavor Asset Management, L.P.

BARNSTORM & CO.
FINWELL & CO.
GERLACH & CO.
HAMMERHEAD & CO.
LANDWATCH & CO.
PITT & CO
TARP & CO.
WESTCOAST & CO.

         Wellington Management Company, L.L.P. has voting and investment control over the shares held by these shareholders.

FIRESTAR TRUST CO.

         Peter B. Doyle, Steven Tuen and Fred A. Froewiss have shared voting and investment control over the shares held by Firestar Trust Co.

GUILDER GAGNON HOWE & CO. LLC

         Walter J. Weadock and John Colton have shared voting and investment control over the shares held by Guilder Gagnon Howe & Co. LLC.

IRVINE CAPITAL PARTNERS, L.P.
IRVINE CAPITAL PARTNERS II, L.P.

         David Bunzel has voting and investment control over the shares held by these shareholders.

KAHN CAPITAL PARTNERS, LP

         Brian Kahn, the fund manager of Kahn Capital Partners, LP, has voting and investment control over its shares.

KIMBERLITE PARTNERS, L.P.
PANTHEON PARTNERS, L.P.

         Kelly Pam, partner of Kimberlite Partners, L.P. and general partner of Pantheon Partners, L.P., has voting and investment control over their shares.

LIBRA OFFSHORE FUND, LTD.
LIBRA FUND, L.P.

         Ranjan Tandon, director of Libra Offshore Fund, Ltd. and general partner of Libra Fund, L.P., has voting and investment control over their shares.

SCHOTTENFELD ASSOCIATES, L.P.

         Richard Schottenfeld, president of Schottenfeld Associates, LP's general partner, Winchester Holdings, has voting and investment control over its shares.

SUNAMERICA, INC.

         SunAmerica Inc. is a wholly owned subsidiary of American International Group, Inc., a public reporting company.

TIEDMANN INVESTMENT GROUP

         Carl H. Tiedmann, Hans Tiedmann, George Boltres, Barbara Warga Navatil, Laurie Jelenex, partners of Tiedmann Investment Group, have shared voting and investment control over its shares.

TSG FINANCIAL LIMITED PARTNERS

         John Gorman, president of TSG Financial Limited Partner's general partner, TSG Investments, Inc., has voting and investment control over its shares.

UT TECHNOLOGY PARTNERS, LDC
UT CAPITAL PARTNERS INTERNATIONAL, LDC

         CPI Holdings LDC, majority shareholder of these shareholders, has voting and investment control over their shares.

WESTCORE SMALL CAP GROWTH FUND

         Denver Investment Advisors, investment advisor for Westcore Small Cap Growth Fund, has voting and investment control over its shares.

ZEKE LP

         Ed Antoian, president of Zeke LP's general partner, Zeke GP, Inc., has voting and investment control over its shares.

CRUMBLE, LTD. SA

         Dr. Urs Schaefer has voting and investment control over the shares held by Crumble, Ltd. SA.

ENTREPRENEURIAL INVESTORS, LTD.

         Robert E. Cordes has voting and investment control over the shares held by Entrepreneurial Investors, Ltd.

EQUITY SERVICES, LTD.

         Lynn Turnquest has voting and investment control over the shares held by Equity Services, Ltd.

PENINSULAR CORP.

         Robert E. Cordes, Peninsular Corp.'s president, has voting and investment control over its shares.

PINECREST ASSOCIATES, INC.

         Sylvia G. Seymour, president, has voting and investment control over its shares.

VENTURA INVESTMENTS LTD.

         Michael Schnezier has voting and investment control over the shares held by Ventura Investments Ltd.

VESTA HOLDINGS, SA

         Ernst Kuhn has voting and investment control over the shares held by Vesta Holdings, SA.

                              PLAN OF DISTRIBUTION

         The shares of common stock being offered by the selling shareholders will be sold in one or more transactions on the Over-The-Counter Bulletin Board or on any other market on which the common stock may be trading. The transactions may include block transactions. The shares may be sold in any of the following manners:

         o        privately negotiated transactions
         o        through the writing of options on the shares of common stock
         o        short sales
         o any combination of private transactions, writing options or short sales.

         The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or any other price the selling shareholder determines. The shares of common stock may also be sold under Rule 144. The selling shareholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they believe the purchase price to be unsatisfactory at any particular time.

         The selling shareholders may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling shareholders will receive usual and customary commissions for brokerage transactions. Market makers and block purchasers purchasing shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that any of the shares will be sold by the selling shareholders. After completing the sale of any of the shares offered by the selling shareholders, the selling shareholders and any brokers, dealers or agents may be underwriters.

         If we are notified of any material arrangement by a selling shareholder with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, under Rule 424(c) of the Securities Act. If filed, the supplemental prospectus will disclose:

         o        the name of each broker-dealer involved in the arrangement
         o        the number of shares involved
         o        the price at which shares were sold
         o any commissions paid or discounts or concessions allowed to each broker-dealer
         o that each broker-dealer did not conduct any investigation to verify the information presented or incorporated by reference in this document, as supplemented
         o        other facts material to the transaction.

         The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and its rules and regulations. The Exchange Act and its rules and regulations may limit the timing of purchases and sales of any of the shares, which may affect the marketability of the shares.

         Each of the selling shareholders in the following list is an affiliate of a registered broker or dealer and has assured us that they acquired the shares in the ordinary course of their business and that they did not have an agreement or understanding, directly or indirectly, with any person to distribute the shares at the time the shares were acquired:

                  AIM Capital Development Fund
                  AIM VI Capital Development Fund
                  Alliance Technology Partners, L.P.
                  ACM Strat Investment
                  ACM Technology Hedge Fund
                  Guilder Gagnon Howe & Co. LLC
                  Firestar Trust Co.
                  Coutts & Co.
                  MAS Funds Small Cap Value Portfolio
                  MSDW SICAV Small Cap Value Equity Fund
                  MSDW SICAV Global Small Cap Equity Fund
                  Van Kampen American Value Fund
                  Kimberlite Partners L.P.
                  Pantheon Partners L.P.
                  SunAmerica Inc.
                  TSG Financial Limited Partnership
                  UT Capital Partners International, LDC
                  UT Technology Partners, LDC
                  C.E. Unterberg, Towbin Capital Partners I, L.P.
                  Acorn USA
                  Wanger US. Small Cap Advisor

         We have agreed to indemnify the selling shareholders, or their transferees or assignees, against liabilities under the Securities Act, or to contribute to payments the selling shareholders may be required to make for liabilities under the Securities Act.

         We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisers to the selling shareholders. Any commissions, discounts or other fees payable to broker-dealers with any sale of the shares will be paid by the selling shareholders.

                             THE SECURITIES OFFERED

         We are authorized to issue up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock.

         As of March 31, 2000, there were 36,502,875 shares of common stock outstanding. No shares of preferred stock are outstanding and the board of directors has no intention or plan to issue preferred stock.

         The following is a summary of the material provisions and terms of our articles and bylaws that might be important to you as a shareholder. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a stockholder. Both the articles of incorporation and the bylaws are filed with the SEC as Exhibit No. 3 to our registration statement, file #33-24265-LA.

         As a holder of our common stock you will have one vote per share on all matters voted on by shareholders, including elections of directors. The articles of incorporation do not provide for cumulative voting. Cumulative voting is the ability to cast as many votes for a director as the shareholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights. A preemptive right is a shareholder's right to acquire new shares issued by a company to preserve his proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.

         The transfer agent for our common stock is Interwest Transfer Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

         Securities and Exchange Commission    or      Securities and Exchange Commission
         450 Fifth Street, N.W.                        801 Cherry Street, 19th Floor
         Washington, D.C. 20549                        Ft. Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at http://www.sec.gov.

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

         o Preliminary proxy statement on Schedule 14A, filed with the SEC on June 9, 2000, file number 000-08164
         o        Annual report on Form 10-KSB for the year ended March 31, 2000
         o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 2000
         o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975, file number M862263.

         We will deliver to each person receiving this document, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                               MSI Holdings, Inc.
                              1121 East 7th Street
                               Austin, Texas 78702
                              Attn: Robert J. Gibbs
                            Telephone: (512) 476-6925


                                 INDEMNIFICATION

         Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

         o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

         o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or defense of any claim, issue, or matter;

         o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action, provided the director or officer undertakes to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or if the advances exceed the indemnification to which he is entitled; and

         o recognizes that a director or officer may be entitled to additional indemnification under the corporation's certificate or articles of incorporation, bylaws, agreements, or by shareholders' vote.

         However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

         o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

         o If in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

         o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

         Moreover, we may not indemnify a director if the director is adjudged liable to us or has derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

         Though indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling us under the provisions outlined above, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of 9,502,856 of the shares offered by this document has been passed upon for us by Parr Waddoups Brown Gee & Loveless P.C. of Salt Lake City, Utah.

         The validity of 11,048,937 of the shares offered by this document has been passed upon for us by Vial, Hamilton, Koch & Knox, L.L.P. of Dallas, Texas.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB for the years ended March 31, 1999 and March 31, 2000, as reflected in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Brown, Graham and Company, P.C., independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1998, as represented in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Brown, Graham and Company, P.C.'s report, given on their authority as experts in accounting and auditing.

You should rely on the information contained in this document. We have not authorized anyone to provide you with information different from that contained in this document. The statements and representations contained in this document are true and correct as of the date indicated on the coverage page. The delivery of this document does not, under any circumstances, create the implication that there has been no change since that date. This document is not an offer to sell or a solicitation of an offer to buy any securities other than those securities to which the document relates. Moreover, this document does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which an offer or solicitation is unlawful.

                                   ----------

                                Table of Contents

                                                    Page
                                                    ----
Risk Factors......................................... 2
Use of Proceeds...................................... 8
Selling Shareholders................................. 9
Plan of Distribution.................................18
The Securities Offered...............................20
Where You Can Find More Information..................21
Indemnification......................................21
Legal Matters........................................22
Experts..............................................23



                                   20,551,793






                               MSI HOLDINGS, INC.




                                  Common Stock






                                   ----------
                                   PROSPECTUS
                                   ----------